Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 5, 2004, (except for Note M, as to which the date is September 9, 2004) accompanying the consolidated financial statements of Wirthlin Worldwide, Inc. included in Amendment No. 1 to the Current Report on Form 8-K of Harris Interactive Inc. We hereby consent to the incorporation by reference of such report in the Registration Statements on Form S-8 (No. 333-31776, No. 333-31778, No. 333-49336, No. 333-69056, No. 333-72842 and No. 333-113392) and the Registration Statements on Form S-3 (No. 333-73778 and No. 333-113389) of Harris Interactive Inc.

/s/ Grant Thornton LLP

Vienna, Virginia
November 9, 2004